Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-261784) of Innovid Corp. and Registration Statement (Form S-8 No. 333-262537) pertaining to the 2021 Omnibus Incentive Plan, the Innovid Corp. 2021 Employee Stock Purchase Plan and the Global Share Incentive Plan (2008) of Innovid Corp. of our report dated March 18, 2022, with respect to the consolidated financial statements of Innovid Corp. included in this Annual Report (Form 10-K) of Innovid Corp. for the year ended December 31, 2021.
/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 18, 2022